Exhibit 4.10
COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE- VERITAS
Société Anonyme with a share capital of 54,935,280 euros
Registered office: Tour Maine Montparnasse, 33 avenue du Maine, 75015 Paris
ParisTrade and Company Register No.: 969 202 241
Prospectus
2008 Performance Share Allocation Plan
THIS DOCUMENT CONSTITUTES PART OF A SECTION 10(a) PROSPECTUS COVERING SECURITIES
THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THESE SECURITIES
HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
Dated as of April 23 2008

i

1	Introduction

This guide summarizes the main provisions of the Compagnie Générale de Géophysique — Veritas (“CGG Veritas” or the “Company”) Performance Share Allocation Plan (the “Plan”) and highlights the general US taxation consequences of participation. The Plan is intended to provide certain staff members and executive managers of CGG Veritas (the “Beneficiaries”) one or several performance ordinary shares (par value €2) of CGG Veritas, which is currently listed on the Euronext-Paris, compartment A (the “CGG Veritas Shares” or the “Shares”) and on the New York Stock Exchange (in the form of American Depositary Shares), and to align the interests of Beneficiaries with the Company’s performance (the “Award”).

You have been granted an Award under the Plan. The CGG Veritas Shares underlying your Award will be allocated at the later of two dates: either March 14, 2010 or the date of the general meeting of shareholders convened to approve the 2009 financial statements (the “Allocation Period”), provided that the allocation conditions and criteria established by the Board of Directors are met at the end of the Allocation Period. During the Allocation Period, you are not the owner of the CGG Veritas Shares. You may become the owner of the CGG Veritas Shares only after the final allocation thereof, at the end of the Allocation Period (the “Final Allocation”). The date of the Final Allocation marks the starting point of the two-year retention period, during which you are forbidden to sell the CGG Veritas Shares allocated to you (the “Retention Period”).

The Plan is subject to the French legal and regulatory provisions that govern performance share allocation plans, namely articles L.225-197-1 et seq. of the French Commercial Code and 212-5 of the General Regulation of the French financial market regulator, the Autorité des Marchés Financiers.

The Plan is not regarded as a qualified plan under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”). Further, the Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Please note that the information provided below is a summary of the Plan rules for general guidance only. In case of conflict between the contents of this document and the Plan rules, the Plan rules will govern. You should carefully read the rules of the Plan, a copy of which may be obtained as specified in section 5.

2	Plan Summary

This section briefly summarizes the main provisions of the Plan relating to Awards.

You should refer to section 3 below, which provides a summary of the US tax consequences of receiving an Award.

2.1	Administration of the Plan

The Plan is jointly administered by the Company and BNP PARIBAS SECURITIES SERVICES (together, the “Administrators”). The Administrators will be responsible for the general operation and administration of the Plan and for carrying out provisions. The Administrators will (i) administer the Plan in accordance with its terms and (ii) have all powers necessary to carry out the provisions of the Plan. BNP PARIBAS SECURITIES SERVICES has been appointed, and can be removed, by the Company.

The Plan may be amended by the board of directors of the Company (the “Board of Directors”) if new legislation would have an unfavorable impact on the Company or on the Company’s financial statements or would increase the cost of such a plan for the Company. Subject to the foregoing scenarios, no amendment that could affect your rights may be made to the Plan. The Board of Directors may interpret the Plan and will determine all questions arising in the administration, interpretation, and application of the Plan.

If you would like more information about the Plan or its Administrators, contact: Béatrice Place-Faget, Corporate General Counsel, Corporate Legal Affairs, Tour Maine Montparnasse, 33 Avenue du Maine, BP 391, 75755 Paris Cedex 15, France, +33 1 64 47 37 42.

2.2	Preservation of Your Rights in Case of Financial Transactions

Whenever the Company wishes to engage, in the course of the Allocation Period, in any financial transactions affecting the number and value of the CGG Veritas Shares, it will take all necessary measures in order to preserve your rights under the Plan by adjusting, in compliance with the adjustments mechanisms provided in the Plan, the number of CGG Veritas Shares that could be allocated to you at the conclusion of the Allocation Period.

2.3	Selection of Participants

The Board of Directors may grant an Award to any staff member or executive manager of CGG Veritas or any of its Affiliated Companies.[1]

2.4	Securities Offered Under the Plan

A maximum of 91,850 CGG Veritas Shares can be awarded under the Plan. CGG Veritas Shares trade on the Euronext-Paris, compartment A and on the New York Stock Exchange (in the form of American Depositary Shares). CGG Veritas Shares will not be delivered in the form of American Depositary Shares upon the exercise of Stock Options. Holders of CGG Veritas Shares who wish to receive American Depositary Shares must deposit their shares with the Bank of New York, as depositary of the American Depositary Share facility.

2.5	Grant of Awards

Within the limits of the authorization granted to it by the Company’s Extraordinary Shareholders’ Meeting, the grant of an Award is made at the discretion of the Board of Directors, at a date set by the Board of Directors. The Board of Directors decided to grant Awards under the Plan on March 14, 2008.

[1]	“Affiliated Companies” means any company or economic interest group which has a direct or indirect affiliation with the Company:

-	a company or economic interest group in which the Company owns, directly or indirectly, at least 10% of the capital or voting rights;

-	a company or economic interest group which owns, directly or indirectly, at least 10% of the capital or voting rights of the Company;

-	a company or economic interest group in which at least 50% of the capital or voting rights are owned, directly or indirectly, by a company that owns, directly or indirectly, at least 50% of the capital or voting rights of the Company.

A letter that sets out the terms of the Award is sent to participants along with a copy of the rules of the Plan as soon as practicable after the date of grant. You have a right to accept or refuse the performance Award of CGG Veritas Shares through a receipt confirmation form or a receipt refusal form that is required to be returned to the Company by June 13, 2008, and to which a second form is attached containing a commitment to observe the Retention Period. You are not required to make any payment for the grant of an Award.

2.6	Final Allocation

You must be an employee or officer of the Company on the Final Allocation date, i.e., March 14, 2010, in order for the CGG Veritas Shares underlying your Award to be allocated to you. There are certain exceptions to this requirement, including for retirement, death, disability and for employees or officers of an Affiliated Company that leave the CGG Veritas group. For further details on the treatment of the Award and underlying CGG Veritas Shares in such circumstances, please refer to the Plan rules.
(i)	Further, the allocation of the CGG Veritas Shares underlying your Award is subject to performance conditions fully described in the rules of the Plan.
The fulfillment of such conditions will be determined on the basis of the consolidated financial statements of each fiscal year of the Period as approved by the Annual General Meeting of Shareholders. The fulfillment of each of the two performance conditions will entitle you to be allocated half of the number of Shares initially allocated to you in your Award.

If either performance condition is not 100% or more fulfilled but is fulfilled by at least two-thirds, you will be entitled to a pro-rata corresponding portion of the CGG Veritas Shares in your Award for each performance condition.

If one of the performance conditions is not two-thirds fulfilled, the corresponding portion of the CGG Veritas Shares subject to the performance condition (50%) will not be allocated, and the remaining 50% will be allocated as described above, subject to any required pro-rating. Should both performance conditions not be two-thirds fulfilled, no CGG Veritas Shares will be allocated.

2.7	Non-transferability of Awards

Each Award is personal to you and you may not sell, transfer, pledge, assign or otherwise dispose of an Award or the underlying CGG Veritas Shares or any interest or rights in such shares until such shares have been allocated to you and until the end of the Allocation Period.

2.8	Delivery of CGG Veritas Shares

At the end of the Allocation Period, (i.e., on March 14, 2010) or on such date as described in Section 1), the Company, subject to the satisfaction of the performance conditions and your continued employment or services to the Company or an Affiliated Company, will transfer the CGG Veritas Shares to you.

You will become the owner of the CGG Veritas Shares and thus become a shareholder, but you are obliged to keep the CGG Veritas Shares during the Retention Period established by the Board of Directors.

2.9	Rights and Obligations Attached to the CGG Veritas Shares During the Retention Period
2.9.1	Type and category of CGG Veritas Shares

The CGG Veritas Shares will entitle you, as of the Final Allocation, to all the rights attached to the common stock that comprises the share capital of CGG Veritas on the date the Plan is established.

2.9.2	Rights attached to the CGG Veritas Shares

CGG Veritas Shares will be subject to all the provisions of the by-laws and to the decisions of the Shareholders’ Meeting.

Despite the restriction on transfer of the CGG Veritas Shares (as indicated in Section 2.10), you can, during the Retention Period, exercise, like any other shareholder, the rights attached to the Shares, and in particular:
- the pre-emptive subscription right;

- the information right;

- the right to participate in shareholders’ meetings;

- the right to vote; and

- the right to dividends and potential non-appropriated reserves, if any.
2.10	Non-transferability of CGG Veritas Shares during the Retention Period

The CGG Veritas Shares will be non-transferable prior to the expiration of the Retention Period.

You must retain the shares and may not convert them to bearer form for a period of two years after the CGG Veritas Shares have been allocated to you on the Final Allocation date.

Therefore, you may not transfer or assign (by any means, including in case of public offering, contribution, donation, company contribution, etc.) or convert to bearer shares the allocated CGG Veritas Shares until after the expiration of the Retention Period set forth above. The new CGG Veritas Shares will be registered in an account opened, in your name, in the registers of the Company held by BNP PARIBAS SECURITIES SERVICES with a specific indication of their non-transferability.

2.11	Listing of the CGG Veritas Shares

The CGG Veritas Shares freely allocated to the Beneficiaries may be either newly issued shares or existing shares owned by the Company.

The new CGG Veritas Shares issued for the purposes of the Plan will be included in a combined application for admission to trading on the Euronext Paris. They will be traded on the same line as the existing CGG Veritas Shares at the conclusion of the Retention Period. Application will also be made for the shares to be traded, in the form of American Depositary Shares, on the New York Stock Exchange.

2.12	CGG Veritas Shares after the Retention Period

After the Retention period, the CGG Veritas Shares will become available and you will be able to transfer them freely.

However, because shares are publicly traded and in order to avoid any insider trading risk, the CGG Veritas Shares cannot be transferred during the following “blackout periods”:
(i)	Within ten trading sessions preceding and following the date on which the Company’s annual consolidated financial statements are published;

(ii)	During the period from the date on which the corporate bodies of the Company became aware of information that, if it were disclosed, could have a negative effect on the price of the stock of the Company, and the date ten stock exchange trading sessions following the disclosure of such information.
2.13	Operation of the Plan

Participation in the Plan is subject to the rules of the Plan. You can get a copy of the rules from Béatrice Place-Faget, Corporate General Counsel, Corporate Legal Affairs (see contact details above). If there is any conflict between the terms of this document and the Plan rules, then the Plan rules will govern.

Participation in, and the operation of, the Plan will not form part of or affect your contract of employment or your employment relationship, nor will they give you the right to continued employment. Participation in one grant of Awards under the Plan does not indicate that you will participate, or be considered for participation, in any later grants. You are not entitled to any compensation or other benefit in respect of the Plan.

You should remember that the value of CGG Veritas Shares can go down as well as up and past performance of the Company’s shares is no indication of actual future performance.

3	US Tax Effects of Plan Participation

US IRS Circular 230 Disclosure: Any US tax advice contained herein and in any attachments is not intended or written by us to be used, and it cannot be used by any person, for the purpose of avoiding US tax penalties that may be imposed on any person. Any such US tax advice was written to support the promotion or marketing of the transaction(s) or matter(s) addressed by it. You should seek US tax advice based on your particular circumstances from an independent tax advisor.

Please note that the taxation information provided below is a summary of the US Federal tax implications for you on the basis that you are, and have at all relevant times been a US citizen residing in the US. It reflects our understanding of the law as at April 1, 2008 and is for general guidance only. Tax law and tax rates are subject to change.

3.1	Grant of the Award

The grant of your Award does not give rise to any income or social security tax liability.

3.2	Final Allocation

The Final Allocation of your Award will give rise to a Federal, State and FICA tax liability. The liability will be based on the market value of the CGG Veritas Shares you receive in respect of your Award.

Income tax is collected via withholding taxes (see below).

The maximum Federal tax rate is 35%. The FICA tax is composed of a Medicare tax (at the current rate of 1.45%) and an old-age, survivors and disability insurance (OASDI) tax. The OASDI portion of the FICA tax is currently payable only on the first $102,000 (2008) of your annual compensation received. Provided that, on the Final Allocation date, you have received as wages in the current taxable year an amount in excess of this threshold, you will not be liable to pay OASDI tax at that time.

3.3	Withholding taxes

Any applicable taxes will need to be paid by you via withholding.

Therefore, income and Medicare tax (and, if applicable, OASDI tax) will be deducted from your normal payroll at the time the liability arises.

3.4	Further Tax Planning

When you sell your CGG Veritas Shares after the expiration of the Retention Period, you may have to pay capital gains tax at the long-term capital gains tax rate if you sell your shares for a gain. You are advised to consult an independent tax adviser on the tax treatment of the sale of your CGG Veritas Shares.

4	Incorporation of Certain Documents by reference

The Company has filed a Registration Statement on Form S-8 with the SEC covering the ordinary shares to be delivered pursuant to the Awards.

The SEC allows us to “incorporate by reference” the information filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and supersede information pertaining to the same subject in this prospectus or in earlier filings with the SEC. We incorporate the documents listed below by reference in this prospectus:
(i)	The Company’s Annual Report on Form 20-F for the year ended December 31, 2007 filed with the Commission on April 23, 2008;

(ii)	The description of the Company’s Ordinary Shares and American Depositary Shares contained in the Registration Statement on Form 8-A filed by the Company with the Commission under the Exchange Act [date?];

(iii)	The description of the Company’s Ordinary Shares is amended and updated by the information set forth in “Item 10: Additional Information” of the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2007, dated April 23, 2008; and

(iv)	The description of the Company’s American Depositary Shares is amended and updated by the information set forth under the heading “Description of the CGG American Depositary Shares” in the Company’s prospectus filed with the Commission on January 12, 2007 pursuant to Rule 424(b) of the Securities Act.
To the extent designated therein, certain current reports of the Company on Form 6-K, and all documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such documents.

5	Available Information

You may receive copies of the documents described above and any of the documents that we are required to deliver to employees pursuant to Rule 428(b) of the Securities Act free of charge by submitting a request to: CGG Veritas, Corporate Legal Affairs, Tour Maine Montparnasse, 33 Avenue du Maine, BP 391, 75755 Paris Cedex 15, France, or by calling +33 1 64 47 37 42 (in France). Some of these documents are also available for viewing in the Investor section of the Company’s website at www.cggveritas.com.